MOD-PAC CORP. × 1801 Elmwood Avenue × Buffalo, NY × 14207

For more information contact:
Kei Advisors LLC
Deborah K. Pawlowski
716.843.3908
Dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. RATIONALIZES PRODUCT LINES

•	Focus on growing custom folding carton sales
•	Continue to develop personalized print and stock packaging market share

BUFFALO, NY, June 24, 2009 — MOD-PAC CORP. (NASDAQ: MPAC), a manufacturer of custom paper board packaging and provider of specialty personalized print products, announced today that the Company is rationalizing its product lines in order to capitalize on its growing position in custom folding cartons . In addition, the Company will continue to provide stock packaging and personalized print products, its other traditional product lines, but will exit the commercial print market which it has been more broadly involved in since 2005. As a result of the refined strategic focus, MOD-PAC should realize approximately $0.9 million to $1.2 million annually in improved operating results beginning in part in the third quarter of this year. It will also recognize a $2.0 million to $3.0 million charge associated with the rationalization process in the second quarter ending July 4, 2009. The majority of the charge will be non-cash related.

Mr. Daniel G. Keane, President and CEO of MOD-PAC, noted, “We have been making measurable strides in capturing new customers for our custom folding carton product line while also expanding the level of business with existing customers. Our ability to provide high quality, short-run, on demand custom folding cartons reduces our customers costs through inventory reduction and obsolescence avoidance. This has been a driving factor in our ability to grow custom folding carton sales even in a challenged economy. Strategically, we believe that focusing our resources on our traditional product lines will improve our ability to expand our market share while also creating greater operational efficiencies and reduced costs.”

Mr Keane added, “The commercial print services industry is being especially hard hit during this recession and is expected to face several years of weakness before it recovers. As we evaluated various options, it was clear that our efforts in this market were not achieving the results we expected. Although it is particularly difficult to lose valued employees, strategically it is important for the Company to refine its focus.”

The rationalization will involve the elimination of approximately 23 positions in the area of specialty print and direct mail services and the reassignment of approximately 25 positions to primarily the custom folding carton line. The Company plans to fulfill its existing obligations to its specialty print and direct mail customers and to transition those that have recurring requirements to other print service providers.

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MOD- PAC CORP. Rationalizes Product Lines
June 24, 2009

ABOUT MOD-PAC CORP.
MOD-PAC CORP. is a high value-added, on demand print services firm providing products and services in two product categories: folding cartons and personalized print. Within folding cartons, MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC’s PERSONALIZED PRINT product line is a comprehensive offering for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Through its large, centralized facility, the Company has captured significant economies of scale by channeling large numbers of small-to-medium-sized orders through its operations due to its rapid order change out skills. Applying its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn around times relative to industry standards. .

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

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